Exhibit 8.3
REEDER & SIMPSON PC
ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3602
Majuro, MH 96960	Email:	dreeder@ntamar.net
Marshall Islands		simpson@otenet.gr
October 3, 2008
Galileo Holding Corporation
299 Park Avenue
New York, New York 10171
     Re: Galileo Holding Corporation
Ladies and Gentlemen:
     We have acted as Republic of the Marshall Islands (the “RMI”) counsel to Galileo Holding Corporation, a non-resident domestic corporation formed under the laws of the RMI (the “Company”), in connection with the offer and sale of shares of common stock of the Company pursuant to a Registration Statement on Form S-4 (Registration No. 333-153247) (the “Registration Statement”) and the prospectus included therein (the “Prospectus”). In connection therewith, we have prepared the discussion set forth in the Prospectus under the caption “The Proposed Transaction — Marshall Islands Tax Considerations” (the “Discussion”).
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus in respect of the discussion set forth under the caption “The Proposed Transaction — Marshall Islands Tax Considerations”.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Sincerely,
/s/ REEDER & SIMPSON, P.C.
Reeder & Simpson, P.C.